Exhibit 14.1

CODE OF ETHICS

OF

FRONTIER GROUP HOLDINGS, INC.

ADOPTED AS OF _________ __, 2021

INTRODUCTION

In accordance with the requirements of the Securities and Exchange Commission (the “SEC”) and of the National Association of Securities Dealers Automated Quotations Stock Market (“Nasdaq”) Listing Standards, the Board of Directors (the “Board”) of Frontier Group Holdings, Inc., a Delaware corporation (the “Company”), has adopted this Code of Ethics (the “Code”). This Code of Ethics contains general guidelines for conducting the business of the Company, its subsidiaries and controlled affiliates (collectively, “Frontier”) consistent with the highest standards of business ethics. To the extent our Code sets a higher standard than required by commercial practice or applicable laws, rules or regulations, Frontier adheres to these higher standards. It is your responsibility know and understand the expectations and requirements set forth in this code, and to meet those standards.

Low Fares Done Right

Frontier seeks to serve our passengers and stakeholders through our “Low Fares Done Right” philosophy. Safety is our top priority as we provide a dependable, positive customer experience. In addition, we obtain low unit costs as we offer reasonably priced fare options to our passengers, which in turn will drive growth throughout the organization. To achieve our results, we promote the right people with a culture of winning and professionalism. The standards of that professionalism and integrity are set forth in this Code.

Who Code Applies To

This Code applies to all of the members of our board of directors, our officers and other employees. We refer to all Frontier officers and other employees covered by this Code as “employees,” unless the context otherwise requires. In this Code, we refer to our principal executive officer, principal financial officer principal accounting officer or controller, or persons performing similar functions, as our “principal financial officers.” If any terms of this Code conflict with applicable law, benefit plan provisions, or collective bargaining agreements, then the law, provision or bargaining agreement will prevail.

Obtaining Help and Information about the Code

This Code is not meant to be a comprehensive rulebook and cannot address every situation you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with Frontier’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your questions or if you do not feel comfortable contacting your supervisor, contact the Legal Department, the Vice President of Human Resources or Frontier’s Whistleblower Hotline (the “Hotline”).

The Hotline is available 24 hours a day, seven days a week. By using the Hotline, you may report suspected illegal or unethical activity while having the option to remain anonymous. The Hotline number is 1-844-263-9404. Employees can also report possible violations online through the URL link listed on Frontier’s intranet site under the “My links” tab. The Hotline is administered by an independent third party. If you choose to report anonymously via the Hotline, please provide sufficient detail so we can address your concern. Refer to our “Whistleblower Policy” for additional information.

Duty to Report Violations of the Code

All employees and directors have a duty to report any known or suspected violation of this Code, including violations of the laws, rules, regulations or policies that apply to Frontier. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor, the Legal Department, or via the Hotline number or URL link. The appropriate management personnel will work with you (and your supervisor, as applicable) to investigate your concern. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Legal Department and Frontier will protect your confidentiality to the extent possible, consistent with law and Frontier’s need to investigate your concern. Reports may also be made anonymously.

Policy Against Retaliation

Frontier prohibits retaliation against any employee or director who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against you because you, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

Waivers of the Code

Before our directors, executive officers, other principal financial officers or employees, or an immediate family member of any such director, executive officer, other principal financial officer or employee, engages in any activity that would be otherwise prohibited by this Code, he or she is strongly encouraged to obtain a written waiver. Any waiver of this Code for our directors, executive officers or other principal financial officers, or an immediate family member of a director, executive officer or other principal financial officer, may be made only by our Board of Directors and such waiver, along with the reasons for granting such waiver, will be disclosed to the public as required by law. Waivers of this Code for other employees may be made only by Frontier’s Chief Executive Officer or General Counsel and will be reported to our Audit Committee.

Accountability; Discipline for Violations of this Code

If your conduct as a representative of Frontier does not comply with this Code, it can result in serious consequences for you and Frontier. Frontier will subject any employee or director who violates this Code to appropriate discipline, which may include termination of employment or removal from the Board of Directors, as appropriate. This determination would be based upon the facts and circumstances of each particular situation. If you are accused of violating this Code, you will be given an opportunity to present your version of the events at issue prior to any determination of appropriate discipline. Employees and directors who violate applicable law may expose themselves to substantial civil damages, criminal fines and prison terms. Frontier may also face substantial fines and penalties and may incur damage to its reputation and standing in the community.

CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee or director’s private interest interferes, or appears to interfere, with the interests of Frontier as a whole. You should avoid any private interest that influences your ability to act in the interests of Frontier or that makes it difficult to perform your work objectively and effectively.

Employment of Relatives and Personal Relationships in the Workplace

The employment of relatives or individuals involved in a personal or dating relationship may cause potential or actual conflicts of interest or favoritism, or the appearance of a conflict or favoritism. Frontier recognizes that even the appearance of potential conflict or favoritism can damage credibility, impair department morale, and undermine an employee’s effectiveness. Accordingly, Frontier does not permit employees who are related or involved in a dating or personal relationship to have direct supervisory authority over one another. Frontier considers “direct supervisory authority” to include situations in which one individual has direct influence over another individual’s employment through decisions, recommendations, or judgment related to such matters as assessment of performance, work responsibilities, salary, career growth, or discipline.

Frontier permits the employment of relatives or individuals involved in a personal relationship if their employment does not, in the opinion of the Vice President of Human Resources and the Vice President of the applicable department, create an actual, potential, or perceived conflict of interest. If you have a relative seeking employment at Frontier or are involved in a dating or personal relationship with individuals seeking employment at Frontier that might violate this policy, you must disclose the relationship, in writing, to the Vice President of the applicable department and the Vice President of Human Resources.

For the purpose of this guideline, a relative is defined as spouse, domestic partner (with an affidavit on file), parent, grandparent, child, grandchild, brother, sister, brother-in-law, sister-in-law, father-in-law, mother-in-law, stepparent, stepbrother, stepsister and stepchild.

Other Potential Conflicts

A conflict of interest that interferes with your Frontier responsibilities and duties or is detrimental to Frontier’s image or interest, is not permitted.

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Outside Employment. No employee should be engage in, by employed by, serve as a director of, or provide any services to a company that the employee knows or suspects is a supplier or competitor of Frontier. Independent consulting services that compete with Frontier are prohibited.

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Improper Personal Benefits. No employee should obtain or receive any material personal benefits or favors because of his or her position with Frontier. See “Gifts and Entertainment” below for additional guidelines.

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Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in or with any company that the employee knows or suspects is a supplier or competitor of Frontier. A “significant financial interest” means: (i) ownership of greater than 1% of the equity of a supplier or competitor or (ii) an investment in a supplier or competitor that represents more than 5% of the total assets of the employee.

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Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for- profit) whose interests reasonably would be expected to conflict with those of Frontier.

Customer transactions conducted on an arms-length basis, on standard commercially available terms, are not considered conflicts, such as with banks, brokerage firms, other financial institutions, air carriers, travel agents or tour operators.

Disclosure of Conflicts of Interest

Employees and directors must disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it in writing to your supervisor, the Legal Department or the Vice President of Human Resources. The appropriate personnel will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

CONFIDENTIAL INFORMATION

Employees and directors have access to a variety of confidential information regarding Frontier and our business. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to Frontier. Frontier considers all non-public information about Frontier, our business and our employees to be highly confidential. Employees have a duty to safeguard all confidential information of Frontier or third parties with which Frontier conducts business, except when disclosure is authorized or legally mandated. An employee’s obligation to protect confidential information continues after he or she leaves Frontier. Unauthorized disclosure of confidential information could cause competitive harm to Frontier and could result in legal liability to you and Frontier.

Frontier information includes, but is not limited to operating and financial information; compensation data; marketing strategies; pending projects and proposals; and operations or maintenance manuals. Employee information includes, but is not limited to the following regarding any employee or that employee’s dependents: names, addresses, phone numbers, social security numbers, dates of birth, medical or disability information, or any other personally identifiable information.

Employees who manage or use this type of information must protect this information from unauthorized modification, disclosure, and destruction. The means of protection used must be commensurate with the risk of exposure, the value of the information and the available computing resources. Employees are not authorized to gather, maintain, or disseminate personally identifiable information for any purpose or remove such information from Frontier’s premises without written permission, as permitted by applicable law, except when required for a business purpose or in the ordinary daily course of performing duties on behalf of Frontier. Personally identifiable information should not be transmitted to anyone outside Frontier without proper safeguards to protect the data during transit. Personally identifiable information should not be stored on an unencrypted laptop or on CD, DVD, memory stick, or any other form of portable media.

Also see our “Social Media Usage Policy,” in the Employee Handbook.

MEDIA CONTACTS AND OFFICIAL STATEMENTS ON BEHALF OF FRONTIER

Frontier employees and directors have access to a significant amount of information about Frontier. Frontier also values and works hard to maintain an appropriate image within the aviation, business, and consumer markets through positive relationships with the media. Accordingly, employees must obtain approval from the Corporate Communications department prior to speaking with the media about Frontier. This allows Frontier to maintain its public image, and provide a consistent and appropriate message to the media and general public. If you have any questions regarding media or external communications, please contact the Vice President of your department, the Vice President of Investor Communications and/or Corporate Communications at CorpComm@flyfrontier.com.

COMPETITION AND FAIR DEALING

All employees should endeavor to deal fairly with fellow employees and with Frontier’s customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Relationships with Customers

Our business success depends upon our ability to foster positive relationships with our customers. Frontier is committed to dealing with customers fairly, honestly and with integrity. Information you provide to customers should be accurate and complete to the best of your knowledge. Employees should not deliberately misrepresent information to customers.

Relationships with Suppliers

Frontier deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on value, price, quality, service and reputation, among other factors. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, his or her objective assessment of the supplier’s products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. See “Gifts and Entertainment” below.

Relationships with Competitors

Frontier is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices. For further discussion of appropriate and inappropriate business conduct with competitors, see “Compliance with Antitrust Laws” below.

CORPORATE OPPORTUNITIES

All employees and directors owe a duty to Frontier to advance the legitimate interests of Frontier when the opportunity to do so arises. You are prohibited from directly or indirectly (a) taking personally for themselves opportunities that are discovered through the use of Frontier property, information or positions; (b) using Frontier property, information or positions for personal gain; and (c) competing with Frontier.

GIFTS AND ENTERTAINMENT

The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. Gifts and entertainment, however, should not compromise, or appear to compromise, your ability to make objective and fair business decisions.

It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. The following specific examples may be helpful:

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Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if the items are of reasonable value, a primary purpose of the meeting or attendance at the event is business related, and the expenses would be paid by Frontier as a reasonable business expense if not paid for by another party.

Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers, suppliers or vendors.

•	Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.

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Personal Gifts. You may accept or give personal gifts of reasonable value related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday. A gift is acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

•	Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishments.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you must promptly report the gift to your supervisor. Your supervisor will consult with the Legal Department, which may require you to donate the gift to an appropriate community organization.

If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. See “The U.S. Foreign Corrupt Practices Act” below. In addition, please see our “Anti-Corruption Compliance Policy.”

Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any U.S. federal, state or local government employees. For a more detailed discussion of special considerations applicable to dealing with federal, state and local governments, see “Interactions with the Government” below.

FRONTIER RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and many other aspects of our business and guide our business decision-making and strategic planning. Frontier records include financial records, personnel records, records relating to our development of services and products and all other records maintained in the ordinary course of our business.

All Frontier records must be complete, accurate and reliable in all material respects. Each employee and director must follow Frontier’s document retention policy with respect to Company records within such employee’s or director’s control.

PROTECTION AND USE OF FRONTIER ASSETS

Employees should protect Frontier’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on Frontier profitability. The use of Frontier’s funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of Frontier assets, each employee should:

•	Exercise reasonable care to prevent theft, damage or misuse of Frontier property;

•	Report the actual or suspected theft, damage or misuse of Frontier property to a supervisor;

•	Use Frontier’s electronic and telephone systems, written materials and other property primarily for business-related purposes; and

•	Use Frontier property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Frontier property includes all data and communications transmitted or received to or by, or contained in, Frontier’s electronic or telephonic systems. Frontier property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. For more information, see our “Information Technology -Acceptable Use Policy,” in the Employee Handbook.

ACCURACY OF PUBLIC COMMUNICATIONS AND FINANCIAL REPORTS

Frontier is subject to various securities and other laws, regulations and reporting obligations. Both federal law and our policies require that all public communications, including all reports and documents filed with or submitted to the SEC, must be full, fair, accurate, timely and understandable. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage Frontier and result in legal liability.

To ensure we meet this standard, all employees and directors (to the extent they are involved in Frontier’s disclosure processes) are required to maintain familiarity with the disclosure requirements, processes and procedures applicable to Frontier commensurate with their job positions. Such employees and directors are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about Frontier to others, including Frontier’s independent auditors, governmental regulators and self-regulatory organizations.

The Chief Financial Officer and other employees working in the Finance Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

Also see our “Whistleblower Policy.”

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee and director has an obligation to comply with all laws, rules and regulations applicable to Frontier’s operations. These include, without limitation, laws covering bribery and kickbacks, the development, testing, approval, marketing and sale of our services, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the General Counsel.

Frontier employees with responsibilities in the areas governed by the FAA and other applicable laws and regulations must understand and comply with these laws and regulations. These employees are expected to have a thorough understanding of, and to comply with, the laws, regulations and other relevant standards applicable to their job positions. Frontier has developed standard operating procedures and provides regular training to aid employees in understanding and complying with the requirements of the FAA or the DOT.

Also see our “Whistleblower Policy” and “Anti-Corruption Compliance Policy.”

INTERACTIONS WITH THE GOVERNMENT

Frontier may conduct business with the U.S., state and local governments and the governments of other countries. Frontier is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to communications with governmental bodies that may have regulatory authority over our services and operations, such as the FAA, DOT, government contracts and government transactions. In your interactions with any government, you should:

•	Be forthright and candid at all times. No employee or director should intentionally misstate or omit any material information from any written or oral communication with the government.

•	Ensure that all required written submissions are made to the government and are timely, and that all written submissions, whether voluntary or required, satisfy applicable laws and regulations.

•	Do not offer or exchange any gifts, gratuities or favors with, or pay for meals, entertainment, travel or other similar expenses for, government employees.

If your job responsibilities include interacting with the government, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position as well as with any applicable standard operating procedures that Frontier has implemented. Also see our “Anti-Corruption Compliance Policy.”

POLITICAL CONTRIBUTIONS AND ACTIVITIES

Frontier encourages its employees and directors to participate in the political process as individuals and on their own time. However, federal and state contribution and lobbying laws severely limit the contributions Frontier can make to political parties or candidates. It is Frontier policy that its funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by Frontier’s Chief Executive Officer or General Counsel.

The following guidelines are intended to ensure that any political activity you pursue complies with this policy:

•	Contribution of Funds. You may contribute your personal funds to political parties or candidates.

•	Volunteer Activities. You may participate in volunteer political activities during non-work time. You may not participate in political activities during working hours.

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Use of Company Name. When you participate in political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of Frontier. For instance, Frontier letterhead should not be used to send out personal letters in connection with political activities.

These guidelines are intended to ensure that any political activity you pursue is done voluntarily and with your own resources and time. Please contact the General Counsel if you have any questions about this policy; also see our “Anti-Corruption Compliance Policy.”

COMPLIANCE WITH ANTITRUST LAWS

Antitrust laws of the United States and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which Frontier conducts business. Violations of antitrust laws may result in severe penalties against Frontier and its employees, including potentially substantial fines and criminal sanctions. You are expected to maintain basic familiarity with the antitrust principles applicable to your activities. The following is a summary of actions that are violations of applicable antitrust laws:

•	Price Fixing. Frontier may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.

•	Limitation of Supply. Frontier may not agree with its competitors to limit or restrict the supply of its services.

•	Allocation of Business. Frontier may not agree with its competitors to divide or allocate markets, territories or customers.

•	Monopolies. Frontier may not engage in any behavior that can be construed as an attempt to monopolize.

•	Boycott. Frontier may not agree with its competitors to refuse to sell or purchase products from third parties.

Meetings with Competitors

Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. You should create and circulate agendas in advance of any such meetings, and the contents of your meeting should be fully documented.

If you participate in a meeting with a competitor in which any prohibited topics are broached, you should affirmatively end the discussion, and you should state your reasons for doing so. During meetings with competitors, avoid sharing or obtaining confidential information from the competitor. Also avoid statements that could be construed as unfair acts such as harassment, threats or interference with the competitors’ existing contractual relationships.

Professional Organizations and Trade Associations

Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is legal and proper, if such meetings have a legitimate business purpose and are conducted in an open fashion, adhering to a proper agenda. At such meetings, you should not discuss the restricted topics listed above, Frontier’s pricing policies or other competitive terms or any other proprietary, competitively sensitive information.

COMPLIANCE WITH INSIDER TRADING LAWS

In the event Frontier becomes a publicly-traded company, employees and directors would be prohibited from trading in Frontier’s stock or other securities while in possession of material, non-public information about Frontier. Material information is information of such importance that it can be expected to affect the judgment of investors as to whether or not to buy, sell, or hold the securities in question. In addition, employees and directors would be prohibited from recommending, “tipping” or suggesting that anyone else buy or sell Frontier’s stock or other securities on the basis of material, non-public information. Employees and directors who obtain material non-public information about another company in the course of their duties are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by Frontier, up to and including termination of employment.

The principal executive officer, principal financial officer principal accounting officer or controller (or persons performing similar functions) of Frontier are also required to promote compliance by all employees with the Code and to abide by our standards, policies and procedures.

Please contact the General Counsel if you have any questions about this policy; also see our “Insider Trading Compliance Policy” and, if applicable, “Section 16 Compliance Policy”.

COMPLIANCE WITH REGULATION FD

In the event Frontier becomes a publicly-traded company, in connection with its public communications, Frontier would be required to comply with a rule under the federal securities laws referred to as Regulation FD. Regulation FD provides that, when Frontier discloses material, non-public information about Frontier to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), Frontier must also disclose the information to the public. “Securities market professionals” generally include analysts, institutional investors and other investment advisors. Please contact the General Counsel if you have any questions about this policy; also see our “Guide for Corporate Disclosure (Regulation FD Policy).”

THE FOREIGN CORRUPT PRACTICES ACT

The Foreign Corrupt Practices Act prohibits Frontier and its employees, directors and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any government official, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits the payment of bribes, kickback or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA can result in severe fines and criminal penalties, as well as disciplinary action by Frontier, up to and including termination of employment. For more information, see our “Anti-Corruption Compliance Policy.”

ENVIRONMENT, HEALTH AND SAFETY

Frontier is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which it does business. Frontier employees and directors must comply with all applicable environmental, health and safety laws, regulations, policies and Frontier standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with environmental, health and safety laws, regulations and policies can result in civil and criminal liability against you and Frontier, as well as disciplinary action by Frontier, up to and including termination of employment.

Environment

All Frontier employees and directors should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials.

Health and Safety

Frontier is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that protects the safety of its employees. All employees and directors are required to comply with all applicable health and safety laws, regulations and policies relevant to their positions.

EMPLOYMENT PRACTICES

Frontier pursues fair employment practices in every aspect of its business. The following is intended only to be a summary of certain of our employment policies. Copies of Frontier’s detailed policies, including the Employee Handbook, are available on Frontier’s intranet and from the Human Resources Department. Frontier employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association and privacy. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and Frontier, as well as disciplinary action by Frontier, up to and including termination of employment. For more information about Frontier’s employment policies, including procedures for specific situations, please consult the Employee Handbook.

Harassment and Discrimination

Frontier is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law.

Alcohol and Drugs

All Frontier employees must comply strictly with Frontier policies and applicable law regarding the abuse of alcohol and the possession, sale and use of illegal (at the federal or state level) substances. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with drug and alcohol laws and regulations can result in civil and criminal liability against you and Frontier, as well as disciplinary action by Frontier, up to and including termination of employment. Also see our “Drug and Alcohol Free Workplace” policy in the Employee Handbook.

Violence Prevention and Weapons

The safety and security of Frontier employees is vitally important. Frontier will not tolerate violence or threats of violence in, or related to, the workplace. For more information, including procedures for specific situations, please consult the Employee Handbook.

CONCLUSION

This Code contains certain fundamental principles, policies and procedures that govern the Frontier employees and directors in the conduct of the Frontier’s business consistent with the highest standards of business ethics. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, shareholder or any other person or entity. It is Frontier’s belief that this Code is robust and covers most conceivable situations. If you have any questions about these guidelines, please contact your supervisor or the General Counsel. Frontier expects all of its employees and directors to adhere to these standards.

This Code, as applied to Frontier’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Frontier policy. Frontier reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

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Acknowledgment of Receipt of Compliance

Return By:                     , 20___

To:	General Counsel

From:

Re:	Frontier Group Holdings, Inc. Code of Ethics

I have received, reviewed, and understand the above-referenced Code of Ethics and hereby undertake, as a condition to my present and continued employment at Frontier Group Holdings, Inc., to comply fully with the policies and procedures contained therein.

Signature	Date

Name

Title